Exhibit 99.1
N E W S       R E L E A S E

Contact:	David G. Higie
Phone:	(412) 269-6449
Release:	Immediate (Aug. 7, 2007)
BAKER CHIEF FINANCIAL OFFICER MOONEY RESIGNS
     PITTSBURGH — Michael Baker Corporation (Amex:BKR) announced that William P. Mooney, executive vice president and chief financial officer, will resign from the company effective September 7, 2007. Following his departure, he will be joining Transfield Services North America as executive vice president and chief financial officer. He will continue to advise the Company and its Board of Directors, as needed, related to the potential divestiture of the Energy segment.
     Mooney joined Baker as chief financial officer in June 2000. Previously, he was executive vice president and chief financial officer of FEI Company in Hillsboro, Oregon, chief financial officer of Calgon Carbon Corporation and Sylvan, Inc., and president and chief executive officer of Leahy Business Archives.
     “On behalf of the Board of Directors, I want to express our appreciation to Bill for his many contributions to Baker over the past seven years, and wish him well in his new position”, said Richard L. Shaw, chairman and chief executive officer. He added, “The very competent financial organization that Bill assembled will carry on until a successor is identified.”
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary practice areas are aviation, environmental, facilities, geospatial information technologies, linear utilities, transportation, water/wastewater, and oil & gas. With more than 4,500 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.
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